FORM OF EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the [ ] day of [ ], 2022 by and among Nomura Alternative Income Fund, a Delaware statutory trust (the “Fund”) and Nomura Private Capital LLC, a Delaware limited liability company (“the Investment Manager”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.  The Investment Manager agrees with the Fund to waive fees that it would otherwise have been paid, and/or to assume expenses of the Fund (a “Waiver”) if required to ensure the Total Annual Expenses of the Fund (excluding any taxes, fees and interest payments on borrowed funds, distribution and servicing fees, brokerage and distribution costs and expenses, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), the Incentive Fee, expenses incurred in connection with any merger or reorganization, and extraordinary or non-routine expenses, such as litigation expenses), do not exceed 1.20%, 1.20% and 1.20% of the average daily net assets of Class I Shares, Class D Shares and Class A Shares, respectively (collectively, the “Expense Limit”).

3.  Unless earlier terminated by the Fund, this Agreement will have an initial term 12 months from the effective date of the Prospectus , and during such initial term this Agreement may not be terminated by the Investment Manager. This Agreement will automatically renew for consecutive one-year terms thereafter, and the Agreement may not be terminated by the Investment Manager other than as of the end of the then current term. Subject to the initial two sentences of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.  For a period not to exceed (3) three years from the date on which a Waiver is made, the Investment Manager may recoup amounts waived or assumed, provided the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit in place at the time of the Waiver and the current Expense Limit at the time of the recoupment. To the extent that such recoupment is due, the Fund shall effect such payment as promptly as possible. To the extent that the full amount of such waived amount or expense assumed cannot be recouped as provided in the previous sentence within such applicable three-year period, such recoupment right shall be extinguished.

5.  If this Agreement is terminated by the Fund, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”), such payment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Investment Manager not later than thirty (30) days after the terminationof this Agreement, so long as the Investment Manager is able to effect such recoupmentand remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

6.  This Agreement will be construed in accordance with the laws of the state of Delaware and the applicableprovisions of the InvestmentCompany Act. To the extent the applicable law of the State of Delaware, or any of the provisionsin this Agreement, conflict with the applicable provisionsof the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7.  This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

NOMURA ALTERNATIVE INCOME FUND

By:

Title:

NOMURA PRIVATE CAPITAL LLC

By:

Title: